                                                                  Exhibit (a)(1)


                                 April 20, 1999



Carreras, Kestner & Co., L.L.C.
Terminal Tower
50 Public Square
Suite 3200
Cleveland, Ohio  44113

Attention: Joseph W. Carreras

Ladies and Gentlemen:

         Carreras, Kestner & Co., L.L.C. (the "SPONSOR") has informed First Union Investors, Inc. ("FIRST UNION") that it intends to (i) create a corporation ("ACQUISITION CO.") and contribute approximately $24,000,000 of equity capital to Acquisition Co. (the "SPONSOR EQUITY CONTRIBUTION"), (ii) enter into agreements with Hilite Industries, Inc., a Delaware corporation ("COMPANY"), and certain current shareholders of the Company (the "RETAINING SHAREHOLDERS") pursuant to which (a) the Company will undertake a self-tender offer for approximately 97% of its outstanding shares of capital stock, which represents all of the outstanding shares of the Company's capital stock and options other than the stock and options retained by the Retaining Shareholders (the "SELF-TENDER"), (b) the Sponsor will acquire, through Acquisition Co., approximately 1,700,000 shares of newly issued capital stock of the Company (the "ACQUISITION"), (c) the Retaining Shareholders will retain a portion of their currently outstanding shares of the Company's capital stock so as to effectuate a "recapitalization" of the Company for accounting purposes (the "RECAPITALIZATION") and (d) following the consummation of the Acquisition and the Self-Tender, Acquisition Co. will be merged with and into the Company in a cash-out merger (the "MERGER" and, together with the Self-Tender, the Acquisition and the Recapitalization, the "ACQUISITION TRANSACTIONS"), and (iii) refinance the Company's existing indebtedness. The aggregate equity value (new cash plus retained equity) of the Sponsor Equity Contribution and the shares of the Company's capital stock retained by the Retaining Shareholders, when valued at the tender offer price, will be approximately $25,800,000. Following the Merger, the Sponsor will own, indirectly, at least 90% of the issued and outstanding shares of capital stock of the Company (as the surviving entity in the Merger).

         You have further advised First Union that the Company intends (i) to issue and sell, on

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 2
-----------------------------


the date that the Acquisition is consummated, an aggregate principal amount of up to $15,000,000 of senior subordinated notes (the "NOTES") in a private placement having substantially the terms set forth in the Term Sheet (defined below) and (ii) to enter into a senior secured debt financing in an aggregate principal amount of $65,000,000 (the "SENIOR DEBT"; together with the issuance of the Notes and the Acquisition Transactions, being hereinafter referred to as the "TRANSACTIONS"). First Union understands that no external debt financing will be required to effectuate the Transactions other than the placement of the Notes and the incurrence of the Senior Debt. The Sponsor has requested that First Union commit to purchase, or cause an affiliate thereof to purchase, the entire principal amount of the Notes.

         First Union is pleased to confirm its commitment to purchase the Notes, based upon and subject to the foregoing and subject to the terms and conditions set forth below and in the summary of terms and conditions (the "TERM SHEET") attached hereto. First Union's commitment hereunder to purchase the Notes is subject to (i) the Sponsor's written acceptance of a letter from First Union to the Sponsor of even date herewith (the "FEE LETTER") pursuant to which the Sponsor agrees to pay, or cause to be paid, to First Union certain fees in connection with purchasing the Notes as more particularly set forth therein,
(ii) the completion of a definitive note and warrant purchase agreement, the Notes, the warrants and other related documentation (collectively, the "NOTE PURCHASE DOCUMENTS") and definitive documentation for the Senior Debt and the Acquisition Transactions in form and substance satisfactory to First Union,
(iii) compliance with all applicable laws and regulations (including compliance of this Commitment Letter and the Transactions described herein with all applicable federal banking laws, rules and regulations), and (iv) the satisfaction of all other conditions described herein, in the Term Sheet and in the Note Purchase Documents. The terms and conditions of First Union's commitment hereunder are not limited to those set forth herein and in the Term Sheet, and any matters that are not covered by the provisions hereof and thereof shall be subject to the mutual agreement of First Union and the Sponsor.

         While First Union currently intends to purchase the Notes and to hold all of the Notes after the closing of the Transactions, upon First Union's request, the Sponsor agrees to assist First Union actively, and to cause the Company and its subsidiaries to assist First Union actively (before, and, if applicable, after purchasing the Notes), in the sale or transfer of all or a portion of the Notes to accredited investors and to provide First Union and any potential investor or co-investor, promptly upon request, with all information deemed necessary by them to complete successfully such sale or transfer, including, but not limited to, an information package for delivery to potential investors or co-investors and all information and projections prepared by the Sponsor and the Company, and their subsidiaries and advisors relating to the Transactions. The Sponsor further agrees to make appropriate officers and representatives thereof and of the Company and its subsidiaries available to participate in information meetings for potential investors or co-investors at such times and places as First Union may reasonably request. Upon the sale or transfer of all or a portion of the Notes, First Union shall be released from a

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 3
-----------------------------


corresponding portion of its commitment hereunder to purchase the Notes.

         First Union reserves the right, prior to or after the execution of Note Purchase Documents, to assign part of the foregoing commitment to purchase the Notes to one or more of its affiliates. The Sponsor agrees that First Union may share with any of its affiliates and advisors any information related to the Transactions, or any other matter contemplated hereby, on a confidential basis.

         The Sponsor agrees to reimburse First Union from time to time on demand for all of its reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, execution and delivery of this Commitment Letter, the Term Sheet and the Fee Letter, the Note Purchase Documents, and all of the other transactions described herein, whether or not the Notes are purchased. The Sponsor also agrees to indemnify and hold harmless First Union and each other Note holder, and their respective affiliates, directors, officers, employees and agents (collectively, the "INDEMNIFIED PARTIES") from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any of the transactions contemplated herein, including, without limitation, the execution and delivery of this Commitment Letter, the execution and delivery of Note Purchase Documents, the purchase of the Notes and the use of proceeds therefrom, and the closing of the other Transactions, and will reimburse the Indemnified Parties for all out-of-pocket expenses (including reasonable attorneys' fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; PROVIDED, HOWEVER, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. This Commitment Letter is addressed solely to the Sponsor, and neither First Union, on the one hand, nor the Sponsor or Acquisition Co., on the other hand, shall be liable to the other or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any of the transactions referred to herein. In the event that the purchase of the Notes fails to occur for any reason, the provisions of this paragraph shall survive any termination of this Commitment Letter or the commitment of First Union set forth herein.

         Until such time as it has accepted this Commitment Letter in writing as provided below, the Sponsor is not authorized to show or circulate this Commitment Letter or the Term Sheet to any other person or entity (other than Acquisition Co.'s directors, officers and legal counsel and Company's management, legal counsel and financial advisor in connection with its evaluation hereof, provided that each of such persons shall also be bound by the confidentiality provisions hereof), except as may be required by law or applicable judicial process.

         First Union shall have the right to review and approve any public announcement or public

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 4
-----------------------------


filing made after the date hereof relating to the Notes or to First Union before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

         This Commitment Letter and the commitment of First Union set forth herein shall, in the event this Commitment Letter is accepted by the Sponsor as provided in the last paragraph hereof, automatically expire at the earliest to occur of the following (each, a "TERMINATION EVENT"): (i) First Union discovering or becoming aware, and providing notice thereof to the Sponsor, of any information not previously disclosed to it that it believes to be materially inconsistent with its understanding, based on the information provided to it by or on behalf of the Sponsor or the Company prior to the date hereof, of the business, properties, operations, or condition (financial or otherwise) of Acquisition Co. and its subsidiaries or the Company and its subsidiaries, (ii) the occurrence of a material adverse change in the business, properties, operations or condition (financial or otherwise) of Acquisition Co. and its subsidiaries or the Company and its subsidiaries, or the occurrence of a material adverse effect on the feasibility of the Transactions and, in each case, First Union providing notice thereof to the Sponsor, (iii) the consummation of the Acquisition or another transaction or series of transactions in which the Sponsor or any of its affiliates acquires any stock or assets of the Company, (iv) the termination of (A) the Company's Self-Tender or (B) the definitive purchase or merger agreement with regard to the Acquisition, and (v) 5:00 p.m. on June 25, 1999, if the purchase of the Notes shall not have occurred by such time.

         This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the internal laws of the State of North Carolina and constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. This Commitment Letter shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, but shall not be assigned in whole or in part by the Sponsor without the prior written consent of First Union. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

Carreras, Kestner & Co., L.L.C.
April 20, 1999
Page 5
-----------------------------



         If the Sponsor is in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to First Union, together with an executed counterpart of the Fee Letter and any payment of fees required under the Fee Letter to be delivered concurrently therewith, if any, by no later than 5:00 p.m. on April 20, 1999. This Commitment Letter and the commitment of First Union set forth herein shall automatically terminate at such time unless signed counterparts of this letter and the Fee Letter together with any such payment shall have been delivered to First Union in accordance with the terms of the immediately preceding sentence.


                                 Sincerely,

                                 FIRST UNION INVESTORS, INC.


                                 By: /s/ EDWARD H. ROSS
                                    -------------------------------
                                     Name:  Edward H. Ross
                                          -------------------------
                                     Title: Senior Vice President
                                          -------------------------



Agreed to and accepted as of the date first above written:

CARRERAS, KESTNER & CO., L.L.C.



By: /s/ JOSEPH W. CARRERAS
   ----------------------------
    Name:  Joseph W. Carreras
         ----------------------
    Title: President
         ----------------------

                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                      $15,000,000 SENIOR SUBORDINATED NOTES
                             HILITE INDUSTRIES, INC.



ISSUER:                       Hilite Industries, Inc.

ISSUE: Senior Subordinated Notes (the "Notes") in the aggregate principal amount of $15,000,000 and detachable warrants (the "Warrants") to purchase common stock representing 5% of the fully diluted common equity of the Issuer (including and assuming the grant of all equity securities under the Issuer's compensation and bonus plans).

PURCHASER:                    First Union Investors, Inc. ("First Union"),
                              PROVIDED that First Union shall have the right to sell or transfer the Notes, in whole or in part, to affiliates or third parties.

MATURITY:                     Eight years from the date of issuance.

COUPON:                       12.5% per annum, payable quarterly in arrears.

SUBORDINATION:                The Notes will be subordinated only to the Senior
                              Debt (as defined in the commitment letter to which this term sheet is attached), subject to certain refinancings and increases to be agreed upon, and senior to all other indebtedness.

GUARANTORS:                   The Notes will be irrevocably and unconditionally
                              guaranteed on a joint and several basis by all direct and indirect subsidiaries of the Issuer, now or hereafter existing, on a basis subordinate in right and interest to the guaranties of the Senior Debt in a manner consistent with the subordination of the Notes;
                              provided, however, if any such guarantee by a foreign subsidiary (a "controlled foreign corporation", as such term is defined in Section
                              957 of the Internal Revenue Code) of the Issuer would have an adverse tax impact upon the Issuer, then no such guarantee shall be required.

USE OF PROCEEDS:              The proceeds of the Notes shall be used solely
                              (i) to finance a portion of the Self-Tender (as such term is defined in the Commitment Letter to which this term sheet is attached), (ii) to refinance certain existing debt, (iii) to pay certain transaction fees and expenses in connection with the Transactions (as such term is defined in the Commitment Letter to which this term sheet is attached) in amounts reasonably acceptable to the Agent, and (iv) to provide for the working capital and general corporate requirements of the Issuer and its subsidiaries, including capital expenditures.

MANDATORY REDEMPTION:         The Issuer will redeem the full principal amount
                              of the Notes, plus any accrued interest, upon the earlier to occur of any of the following:
                              the Maturity, an initial public offering, a change of control, a sale of substantially all of the Issuer's assets or other similar fundamental corporate change. Mandatory prepayments will be subject to the redemption price percentage set forth in the Optional
                              Redemption section below and to the terms of the subordination provisions.

OPTIONAL REDEMPTION:          The Notes may be redeemed at the option of the
                              Issuer, in whole or in part, upon not




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

                                less than 30 nor more than 60 days notice, at a redemption price as set forth on the redemption price schedule set forth below, as such price may be reduced by First Union based upon the paragraph below, in each case plus accrued interest on the principal redeemed:


                                        ---------------------------------- -----------------------------------
                                               Years from Closing             Redemption Price Percentage
                                        ---------------------------------- -----------------------------------
                                                        1                                 103%
                                        ---------------------------------- -----------------------------------
                                                        2                                 102%
                                        ---------------------------------- -----------------------------------
                                                        3                                 101%
                                        ---------------------------------- -----------------------------------
                                                   Thereafter                             100%
                                        ---------------------------------- -----------------------------------

CONDITIONS PRECEDENT
TO CLOSING:                    Purchase of the Notes will be subject to
                               satisfactory execution of acceptable
                               documentation with respect to the purchase and other conditions precedent deemed appropriate by First Union, including but not limited to each of the following:

                                (1)   The definitive documentation for the
                                        Note and Warrant Purchase Agreement, the
                                        Notes, the Warrants and all related
                                        documentation (the "Note Purchase
                                        Documents"), and the definitive
                                        documentation for the other
                                        Transactions, including all employment
                                        agreements and the tender offer and
                                        merger documents for the stock of the
                                        Issuer, shall be satisfactory in form
                                        and substance to First Union;

                                (2)   The corporate and capital structure of
                                        the Issuer and its subsidiaries after
                                        giving effect to the Acquisition
                                        Transactions (as such term is defined in the Commitment Letter to which this term sheet is attached), the equity investment and the other related transactions, and all legal, tax, accounting, business and other matters relating to the Transactions or to the Issuer and its subsidiaries after giving effect thereto (including, without limitation, the Acquisition
                                        Transactions), shall be satisfactory in
                                        all respects to First Union;

                                (3)   All governmental and third party
                                        consents and approvals necessary in
                                        connection with the purchase of the
                                        Notes and the other Transactions shall
                                        have been obtained and remain in effect
                                        and shall be satisfactory in all
                                        respects to First Union;

                                (4)   First Union shall have received the
                                        results of lien searches with respect to the Issuer and its subsidiaries in jurisdictions selected by it and shall be satisfied with the results thereof;

                                (5)   Prior to or substantially concurrently
                                        with the purchase of the Notes, (i) the
                                        Self-Tender and the Acquisition (as such term is defined in the Commitment Letter to which this term sheet is attached) shall have been consummated in accordance with the terms of the definitive documentation therefor, without any material amendment or waiver thereof except as approved by First Union, (ii) the Issuer shall have accepted tendered shares representing not less than 75% of its outstanding shares, and (iii) any existing indebtedness of the Issuer or any of its subsidiaries shall have been satisfied in full and all liens





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

                                and guarantees in connection therewith shall have been released, and First Union shall have received satisfactory evidence thereof;

                                (6)   Prior to or substantially concurrently
                                        with the purchase of the Notes, the
                                        Issuer shall have received cash proceeds of approximately $24,000,000 from the issuance of equity securities to Carreras, Kestner & Co., L.L.C. (the "Sponsor") and, when aggregated with the equity value (determined based on the tender offer price) of the shares retained by the Retaining Shareholders (as such term is defined in the Commitment Letter to which this term sheet is attached), total equity contributions in the form of cash and retained equity of approximately $25,800,000, on terms and conditions satisfactory to First Union; in the event of any purchase price payments required to consummate the tender offer, including pursuant to Section 262 of the Delaware General Corporation Law, the Sponsor shall have entered into a valid and binding agreement with the Issuer, which agreement shall remain in full force and effect after the Acquisition and the other Transactions, to make an additional equity contribution to the Issuer in an equal amount to fund such additional payments;

                                (7)   First Union shall have received (i)
                                        unaudited statements of the Issuer and
                                        its Subsidiaries for the fiscal period
                                        ending April 30, 1999, (ii) an opening
                                        pro forma balance sheet of the Issuer
                                        and its subsidiaries as of April 30,
                                        1999 giving effect to the consummation
                                        of the Acquisition, the
                                        Recapitalization, the Notes, the Senior
                                        Debt and the other Transactions and
                                        (iii) a solvency opinion from an
                                        independent firm acceptable to the
                                        Agent, in each case, in form and
                                        substance satisfactory to the Agent;

                                (8)   First Union shall have received evidence
                                        satisfactory to it that the Issuer is in compliance with all financial covenants on a pro forma basis as of a recent date after giving effect to the Acquisition, the incurrence of the Senior Debt and the initial purchase of the Notes;

                                (9)   First Union shall be satisfied that (i)
                                        total funded debt of the Issuer and its
                                        subsidiaries on a consolidated basis
                                        ("Total Debt") shall not exceed
                                        $68,500,000 after giving effect to the
                                        Acquisition, the purchase of the Notes
                                        and the initial borrowing under the
                                        Senior Debt, (ii) pro forma EBITDA of
                                        the Issuer and its subsidiaries on a
                                        consolidated basis for the immediately
                                        preceding twelve-month period ("Last
                                        12-Month EBITDA") shall not be less than $14,000,000, and (iii) the ratio of Total Debt to Last 12-Month EBITDA shall not be in excess of 4.85:1.0;

                                (10)  First Union shall have received and be
                                        satisfied with all documentation related to the Senior Debt and all closing conditions thereto shall be satisfied to the satisfaction of First Union on the closing date;

                                (11)  First Union shall have received such
                                        other documents, agreements and opinions
                                        (including but not limited to legal
                                        opinions of counsel to the Issuer and
                                        reliance letters with respect to the
                                        legal opinions of counsel delivered
                                        pursuant to the Transactions) in
                                        connection with the Facilities, all
                                        satisfactory in form



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

                                       and substance, as First Union may
                                       reasonably request; and

                               (12)  There shall not have occurred (a) any
                                       material adverse change in the condition
                                       (financial or otherwise), operations,
                                       properties or business of the Issuer and its subsidiaries, taken as a whole, or
                                       (b) any event, condition or state of
                                       facts that could reasonably be expected
                                       to have such a material adverse change.

REPRESENTATIONS AND
WARRANTIES:                    Those customarily found in First Union note
                               agreements for similar financings and any additional representations and warranties deemed appropriate by First Union in the context of the proposed transaction, including, without limitation, representations and warranties regarding corporate organization and power, absence of violation of organic documents, other agreements and applicable laws, absence of material litigation, obtaining of government and other approvals, subsidiaries, payment of taxes, authorization and enforceability of the Note
                               Purchase Documents, compliance with other instruments, full disclosure, margin securities,
                               ERISA matters, accuracy of financial statements, absence of material adverse change, title to and sufficiency of assets, solvency, real estate, governmental permits and licenses, compliance with laws, environmental matters, insurance,
                               Year 2000 compliance, consummation of, and receipt of proceeds from, the Acquisition and the other Transactions, and material contracts,

COVENANTS:                     Those covenants set forth in the Senior Debt,
                               subject to certain adjustments as the Agent and the Lenders thereunder may agree with First
                               Union.

FINANCIAL COVENANTS:           The definitive note purchase documentation shall
                               contain the following financial covenants and such other financial covenants as First Union and the Issuer may agree:

                                     (a)   Maximum Leverage Ratio;

                                     (b)   Minimum Interest Coverage Ratio;

                                     (c)   Maximum Annual Capital Expenditures;
                                           and

                                     (d)   Minimum EBITDA.

EVENTS OF DEFAULT:             Those customarily found in First Union note
                               agreements for similar financings and any additional events of default deemed appropriate by First Union in the context of the proposed transaction including without limitation, failure to pay any principal, interest or fees when due (provided, that the payment of interest and fees shall have a two business-day grace period); breach of covenants (with customary grace periods for certain affirmative covenants); material incorrectness when made of any representation or warranty; payment or other default under material indebtedness, other than the Senior Debt; acceleration of any amounts due under the Senior Debt as a result of a default thereunder; bankruptcy or insolvency; judgment or ERISA liens in excess of agreed upon amounts;
                               actual or asserted invalidity of guaranty documents; change of control of the Issuer. In the event of a Default and acceleration of the Notes, the Optional Redemption premium provisions shall apply.




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FIRST UNION CAPITAL MARKETS                 MIDDLE MARKET CAPITAL GROUP   PAGE 4

WARRANT EXERCISABILITY:        At any time, in whole or in part, after Closing.

WARRANT TERM:                  Ten years after Closing.

WARRANT EXERCISE PRICE:        $.01 per share in cash or, at the option of the
                               Purchaser, in an equivalent amount of Notes or Warrants.

OTHER RIGHTS:                  In addition to the rights outlined above, the
                               note purchase documents will provide for the following: complete anti-dilution protection;
                               put rights (the Warrants will be subject to call rights exercisable one year later than the date the put rights are exercisable); co-sale rights on any sale of the Issuer's equity securities by the Issuer or its holders; rights of first refusal to purchase a pro rata share of any sales of the Issuer's equity securities by its holders; preemptive rights to purchase a pro rata share of any equity or equity-linked securities issued by the Issuer; demand
                               (post-IPO) and piggyback registration rights;
                               and other provisions customarily found in warrants and note purchase documents.

VOTING: Majority, subject to certain customary 100% voting issues.

PARTICIPATIONS AND
ASSIGNMENTS:                   Any Note holder may sell participations in its
                               interest in the Notes subject to customary restrictions on voting rights.

NOTE                           PURCHASE DOCUMENTS: The transactions described
                               herein will be evidenced by a note purchase
                               agreement (a/k/a, an Investment Agreement) and
                               other ancillary agreements, documents, opinions,
                               certificates, schedules and exhibits deemed
                               necessary by the Purchaser.
EXPENSES AND
INDEMNIFICATION:               The Issuer will pay (a) all reasonable
                               out-of-pocket costs and expenses of First Union
                               (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution, delivery and administration of the Note Purchase Documents and any amendment or waiver with respect thereto, and (b) all reasonable out-of-pocket costs and expenses of First Union and other Note and Warrant holders
                               (including the reasonable fees and disbursements of counsel) in connection with the enforcement of any of the Note Purchase Documents.

                               The Issuer will indemnify First Union and the other Note and Warrant holders and hold them harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) arising from or relating to the proposed financing contemplated hereby and the other transactions connected therewith, except to the extent of such indemnified party's gross negligence or willful misconduct.

GOVERNING LAW, ETC:            North Carolina

MISCELLANEOUS:                 Customary provisions regarding amendments and
                               waivers, consent to forum in North Carolina and service of process and other miscellaneous matters. All parties will agree to mandatory arbitration of disputes.


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